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
IMPORTANT LEGAL INFORMATION UNDER
THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         This newsletter contains forward-looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of FirstEnergy Corp. and GPU, Inc. are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties set forth in FirstEnergy's and GPU's filings with the SEC, including risks and uncertainties relating to: failure to obtain expected synergies from the merger, delays in obtaining or adverse conditions contained in any required regulatory approvals, changes in laws or regulations, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, availability and pricing of fuel and other energy commodities, legislative and regulatory changes (including revised environmental and safety requirements), availability and cost of capital and other similar factors. Readers are referred to FirstEnergy's and GPU's most recent reports filed with the SEC.

MERGER QUESTIONS AND ANSWERS

          Here are some questions and answers about the pending merger between GPU, Inc. and FirstEnergy Corp. as they relate to miscellaneous and general questions.

o HOW MANY INVESTOR-OWNED UTILITIES ARE IN THE UNITED STATES? IT HAS BEEN STATED THAT FIRSTENERGY IS 10TH LARGEST, BUT OUT OF HOW MANY? WHAT IS GPU'S CURRENT RANKING?

         The are many electric utilities throughout the United States. The financial community tracks the performance of approximately 80 utilities. Rankings can be confusing since there are many measures that can be used. Two common measures are revenue (annual receipts from sale of electricity and gas) and market capitalization (the value of the companies' common stock). Other measures are customer numbers and megawatt-hour sales. Based on revenue and market capitalization, FirstEnergy ranks approximately 15th. GPU ranks 23rd. FirstEnergy is ranked 11th largest when measured in terms of customers. GPU ranks 13th in number of customers.

         The combined FirstEnergy organization would be the 6th largest electric utility in terms of customers and 11th largest in market value.

o    DID GPU TRY TO BUY FIRSTENERGY?  DID THEY APPROACH US?

         GPU management initiated discussions with FirstEnergy management regarding a possible merger of the companies.

o    IS THERE ANY WAY FOR NATIONAL GRID (UNITED KINGDOM) TO HOLD UP THIS DEAL?

         National Gird has had ample time to consider their interest in a transaction involving GPU. We do not expect them to take any action that would affect this deal.

o    BECAUSE OF DEREGULATION, COULD FIRSTENERGY TERMINATE THE AGREEMENT?

         There are only a few conditions under which FirstEnergy or GPU could terminate the deal. Usually these conditions would occur if something unexpected occurred that resulted in a material negative effect on one of the companies. If the unexpected event resulted from a general regulatory change, termination would be permitted only if the event would result in a material negative effect on both of the companies combined. Deregulation, in and of itself, is not expected to trigger any of the termination rights.

o WE ARE IN SOUTHWESTERN PENNSYLVANIA. WE HAVE HEARD THAT THE LOCAL RURAL ELECTRIC COMPANIES WERE SENT LETTERS ASKING IF THEY WOULD BE INTERESTED IN PURCHASING OUR LINES. WERE THE REAS CONTACTED ABOUT PURCHASING OUR LINES? DOES GPU WANT TO SELL SOME OF OUR LINES TO THEM?

         There has been no organized attempt to sell GPU distribution assets to any REA or other company. Occasionally the company has considered sale of small portions of lines or service territory to an REA when that REA may be in a better position to serve those customers. We will continue to consider such opportunities when they are identified. Other than these unique situations, there are no plans to offer for sale any of the GPU distribution or transmission lines.

o    DID WE SELL SOME OF OUR FOREIGN INVESTMENTS SO THAT THIS DEAL COULD BE
     MADE?

         The sale of PowerNet was implemented before any discussions with FirstEnergy were anticipated. No asset sale was, or is being considered as a result of the merger.

o HOW DOES THE MERGER WITH FIRSTENERGY AFFECT THE POTENTIAL SALE OF GPU'S 50 PERCENT SHARE OF THE YARDS CREEK STATION TO PSEG?

         Under the terms of the merger agreement, FirstEnergy will have to approve any sale of GPU generation assets. Ongoing negotiations regarding the sale of Yards Creek will continue subject to final approval by FirstEnergy. Assets like Forked River and York Haven, where no active negotiations are underway, will not be offered for sale during the transition period.